EX-99.1

News Announcement	For Immediate Release

REX AMERICAN RESOURCES DECLARES 3-FOR-1 STOCK SPLIT

Dayton, Ohio, (June 22, 2022) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) announced today that its Board of Directors has declared a 3-for-1 split of its Common Stock to be effected as a 200 percent (200%) Common Stock dividend.

The dividend is payable August 5, 2022, to shareholders of record as of the close of business on July 29, 2022. Shareholders will receive two additional shares of Common Stock for every share held on the record date. As a result of the stock split, REX American Resources’ outstanding shares of Common Stock will increase from 5,953,975 at present, to approximately 17,861,925 shares.

Taking into effect the planned stock split, effective at the close of business on July 29, 2022, the number of shares of Common Stock previously authorized by the Board of Directors for repurchase will be increased by 200 percent (200%) to 1,348,239 shares.

Commenting on the stock split, REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “Since 2010, the Company has repurchased approximately 4,779,000 shares of its common stock, which reflects our confidence in our long-term prospects and the strong cash flow that we have generated from our ethanol operations and ownership interests. However, due to the resulting significant reduction in float, the Board of Directors has authorized a 3-for-1 stock split to enhance liquidity for our shareholders.”

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 700 million gallons of ethanol over the twelve-month period ended April 30, 2022. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended April 30, 2022) by the ethanol production facilities in which it has ownership interests was approximately 277 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

###